Exhibit 5.2

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

September 30, 2025

WF International Limited

No. 1110, 11th Floor

Unit 1, Building 7

No. 477, Wanxing Road

Chengdu, Sichuan

China 610041

Re:	Registration Statement on Form F-1

Gentlemen:

We have acted as counsel to WF International Limited, a Cayman Islands company (the “Company”), in a public offering pursuant to the Registration Statement on Form F-1 initially filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on September 29, 2025 (the “Registration Statement”), and the related prospectus contained therein (the “Prospectus”). We are rendering this opinion in connection with the filing by the Company of the Registration Statement relating to the offer and sale by the Company (the “Offering”) consisting of up to $4,500,000 of (a) units (the “Units”), with each Unit consisting of one (1) ordinary share, par value $0.000001 each (the “Ordinary Share”, or collectively the “Ordinary Shares”) and one (1) warrant (the “Warrant”, or collectively, the “Warrants”) to purchase one ordinary share (the “Warrant Shares”), and (b) warrants entitling the placement agents to purchase up to 5% of the number of shares sold in this offering at a per share exercise price equal to 125% of the offering price (the “Placement Agent Warrants”). The Ordinary Shares, the Warrant Shares, the Placement Agent Warrants, and the ordinary shares underlying the Placement Agent Warrants are covered by the Registration Statement and we understand that the Ordinary Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants, and the ordinary shares underlying the Placement Agent Warrants are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s amended and restated memorandum and articles of association, as currently in effect, (iv) the Form of Placement Agency Agreement, by and among the Company, the Benchmark Company, LLC, and Axiom Capital Management Inc., (v) the form of Warrant, (vi) form of Placement Agent Warrant and (vii) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have also assumed that all of the Ordinary Shares issuable or eligible for issuance pursuant to exercise of the Warrants and Placement Agent Warrants following the date hereof will be issued for not less than par value.

1. Units. When the Registration Statement becomes effective under the Act and when the Units are issued, delivered and paid for, as contemplated by the Registration Statement, such Units will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Units.

2. Warrants. When the Registration Statement becomes effective under the Act and when the Warrants are issued, delivered and paid for, as contemplated by the Registration Statement, such Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

3. Placement Agent Warrants. When the Registration Statement becomes effective under the Act and when the Placement Agent Warrants are issued, delivered and paid for, as contemplated by the Registration Statement, such Placement Agent Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Placement Agent Warrants.

The opinions expressed in this opinion letter are limited to the laws of the States of New York and the federal laws of the United States of America, as in effect on the date hereof. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP